Exhibit 99.1

Dr. David Platt and Pro-Pharmaceuticals to Vigorously Contest

Counterclaims Asserted by GlycoGenesys

Newton, MA, February 25, 2004. Pro-Pharmaceuticals, Inc. (Amex: PRW), a developer of novel therapeutics for cancer treatment, reports that GlycoGenesys, Inc. (Nasdaq: GLGS) filed counterclaims against Pro-Pharmaceuticals and David Platt, Ph.D., its Chairman and Chief Executive Officer, in response to the lawsuit Dr. Platt instituted against GlycoGenesys in January.

Dr. Platt and Pro-Pharmaceuticals believe these counterclaims are without merit and will contest them vigorously.

Earlier this month, Dr. Platt notified GlycoGenesys by letter alleging breaches of material provisions of his license agreement and expressed his intention to terminate the agreement if the breaches were not cured within 60 days. Among other things, Dr. Platt alleged that GlycoGenesys failed to take necessary steps to perfect the U.S. Patent Application Serial No. 08/024,487 and use its best efforts to commercialize the licensed technology.

The license agreement covers GlycoGenesys’ GCS-100, a modified pectin material previously known as GBC-590. GlycoGenesys recently reported to Dr. Platt that it has elected not to pursue patent prosecution of the modified pectin material in Europe, China, Israel, Japan, Brazil and Canada, such that prosecution and related commercial rights have reverted back to Dr. Platt. Dr. Platt developed this pectin-based technology prior to founding GlycoGenesys in 1993.

Dr. Platt was Chairman and Chief Executive Officer of GlycoGenesys until May 2000. He founded Pro-Pharmaceuticals in July 2000. Pro-Pharmaceuticals has developed patented technology involving carbohydrate compounds as a targeting mechanism intended to upgrade the safety and efficacy of anti-cancer agents now in widespread use.

In his lawsuit, Dr. Platt alleges that GlycoGenesys, among other things, breached his separation agreement, which terminated in June 2002. Dr. Platt seeks monetary damages and other relief.

The counterclaims of GlycoGenesys include breach of contract, tortious interference with the separation agreement, and misappropriation of proprietary rights, for which GlycoGenesys seeks monetary damages and injunctive relief.

Pro-Pharmaceuticals, Inc. — Advancing Drugs Through Glycoscience®

Pro-Pharmaceuticals is a drug development company commercializing a new generation of anti-cancer treatments using carbohydrate molecules to upgrade the safety and efficacy of anti-cancer agents. Founded in 2000 and headquartered in Newton, MA, the Company is a leader in the use of structure-based drug design; an approach to drug discovery that integrates advanced biology and chemistry. Additional information is available at www.pro-pharmaceuticals.com.

FORWARD LOOKING STATEMENTS: Any statements in this press release about future expectations, plans and prospects for the Company, including without limitation statements containing the words “believes,” “anticipates,” “plans,” “expects,” “will” and similar expressions, constitute forward-looking statements as defined in the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Because of uncertainties and risks facing the Company, many of which are outside of the Company’s control, future events could cause actual results to differ materially from those indicated by such statements. More information about those risks and uncertainties is contained and discussed in the “Plan of Operations” and “Risk Factors” sections of the Company’s most recent quarterly or annual report and in the Company’s other reports filed with the Securities and Exchange Commission. The forward-looking statements herein represent the Company’s views as of the date of this press release and should not be relied upon to represent the Company’s views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company’s views to change, the Company disclaims any obligation to update such forward-looking statements.

Contact: Pro-Pharmaceuticals, Inc., Anthony D. Squeglia: 617.559.0033